Exhibit 99.1

[Dreyer's Logo]

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Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545

DREYER’S ANNOUNCES FIRST QUARTER 2004 RESULTS
Results Not Directly Comparable Due To Dreyer’s Nestlé Transaction

(Oakland, CA, May 7, 2004) — Dreyer’s Grand Ice Cream Holdings, Inc. (the company or Dreyer’s Holdings) (NNM: DRYR) today announced results for the first quarter ended March 27, 2004. These results reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction). As a result of this combination, the new entity, Dreyer’s Holdings, is the parent company of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

Investors are urged to read the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for more details on specific figures in the financial statements.

Results Not Directly Comparable

Due to the reverse acquisition accounting for the Dreyer’s Nestlé Transaction, the operating results of the company presented for the first quarter of 2004 are not directly comparable with the results of either NICC or DGIC for the corresponding prior year period.

The Consolidated Statement of Operations for the quarter ended March 30, 2003 reflects the results of operations of NICC for the period from January 1, 2003 through March 30, 2003. The Consolidated Statement of Operations for the quarter ended March 27, 2004 reflects the results of operations of Dreyer’s Holdings for the period from December 28, 2003 to March 27, 2004. Because the company’s results for the quarter ended March 27, 2004 include the operations of DGIC following the combination, these results are not directly comparable with those presented for the prior year period.

Operating Results

Total net revenues increased $223,086,000, or 194 percent, to $337,883,000 for the quarter ended March 27, 2004 from $114,797,000 in the first quarter of 2003. The company reported a net loss available to Class A callable puttable and Class B common stockholders for the quarter ended March 27, 2004 of $(80,361,000), or $(.85) per diluted share of common stock, compared to a net loss available to Class B common stockholders of $(9,273,000) or $(.14) per diluted share of common stock for the first quarter of 2003.

The increase in total net revenues for the first quarter of 2004 was primarily due to an increase in net sales of $212,167,000, or 186 percent, driven largely by DGIC products acquired in the Dreyer’s Nestlé Transaction. Net sales of the company’s branded products increased $148,305,000, or 141 percent, for the quarter to $253,447,000 driven primarily by the addition of the DGIC company brand portfolio. Net sales of partner brands, products distributed for other manufacturers, increased $63,862,000, or 730 percent, for the quarter to $72,612,000 driven primarily by the addition of the DGIC partner brand portfolio. Company brands represented 75 percent and partner brands represented 21 percent of total net revenues for the quarter, compared to 91 percent and eight percent, respectively, for the same period in 2003.

Other revenues increased $10,919,000, or 1,207 percent, to $11,824,000 for the first quarter of 2004, which primarily reflects services performed for subsidiaries of CoolBrands International (TSX: COB.A) (CoolBrands) under the provisions of the June 4, 2003 Asset Purchase and Sale Agreement (APA) between the company and Integrated Brands, a subsidiary of Coolbrands. This other revenue consisted primarily of $10,618,000 of revenues received from Integrated Brands for the transitional manufacturing and distribution of divested brands and $383,000 of reimbursements received from Eskimo Pie Distribution, a subsidiary of CoolBrands, for the expenses incurred by the company for distribution services in the territories divested to Eskimo Pie Distribution. Other revenues represented four percent of total net revenues for the quarter, compared to one percent for the same period last year.

Cost of goods sold increased $223,662,000, or 241 percent, to $316,343,000 for the first quarter of 2004. The increase in cost of goods sold was driven by incremental sales volume of the DGIC product lines, incremental distribution expenses from the DGIC distribution system, a $7,000,000 increase in the cost of cream, drayage expense of $6,313,000 paid to CoolBrands for delivery of certain products, and an increase in depreciation expense of $1,500,000 resulting from a change in the estimated useful lives of freezers. The company’s gross profit decreased $546,000 to $21,540,000 for the first quarter, and represented a six percent gross margin compared with a 19 percent gross margin for the same period last year. The decrease in gross margin is primarily attributable to the Dreyer’s Nestlé Transaction which increased cost of good sold by a relatively larger amount than the increase in total net revenues.

Selling, general and administrative expenses increased $21,180,000, or 78 percent, to $48,271,000 for the first quarter and represented 14 percent of total net revenues, compared with $27,091,000, or 24 percent of total net revenues, for the same period last year. The increase in expenses in the quarter was primarily driven by the addition of selling, general and administrative expenses from DGIC operations as a result of the Dreyer’s Nestlé Transaction. The increase in the quarter also included stock option compensation expense of $4,514,000, incremental depreciation expense of $1,119,000 resulting from a change in the estimated useful lives of NICC’s financial and distribution data processing systems, and $849,000 of professional fees incurred to support integration activities. The decrease in selling, general and administrative expenses as a percentage of total net revenues is primarily attributable to the Dreyer’s Nestlé Transaction which increased total net revenues by a relatively larger amount than the increase in selling, general and administrative expenses.

Interest expense increased $1,156,000, or 350 percent, to $1,486,000 for the first quarter of 2004 from $330,000 for the same period last year, primarily due to higher average borrowings, partially offset by lower weighted-average interest rates.

Royalty expense decreased $194,000, or four percent, to $5,078,000 for the first quarter of 2004 from $5,272,000 for the same period last year due to a decrease in sales of products marketed under brands which are licensed to the company.

The Company recorded other income of $5,641,000 in the first quarter of 2004 versus none in the same period last year. The other income was primarily attributable to gains from butter trading activities of $5,074,000 and an increase in earnings from joint ventures and equity affiliates of $658,000, offset by accretion of vested stock options.

Finally, the company incurred severance and retention costs of $3,097,000 in the first quarter of 2004, compared with $2,500,000 incurred in the same period last year.

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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé® Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. ©2004 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s combination of DGIC and NICC, including the integration of the operations of those companies, divestiture of assets and compliance with the Federal Trade Commission’s order; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

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DRYER’S GRAND ICE CREAM HOLDINGS, INC.
FIRST QUARTER 2004
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts)

	Quarter Ended
	March 27, 2004	March 30, 2003
	(Unaudited)	(Unaudited)
Revenues:
Net sales	$326,059	$113,892
Other revenues	11,824	905

Total net revenues	337,883	114,797

Operating costs and expenses:
Cost of goods sold	316,343	92,711
Selling, general and administrative expense	48,271	27,091
Interest, net of amounts capitalized	1,486	330
Royalty expense	5,078	5,272
Other (income) expense, net	(5,641)
Severance and retention expense	3,097	2,500

	368,634	127,904

Loss before income tax benefit	(30,751)	(13,107)
Income tax benefit	11,993	3,834
Net loss	(18,758)	(9,273)

Accretion of Class A callable puttable common stock	(61,603)

Net loss available to Class A callable puttable and Class B common stockholders	$(80,361)	$(9,273)

Weighted-average common shares outstanding – diluted	94,120	64,564

Net loss per share of Class A callable puttable and Class B common stock	$(.85)	$(.14)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06

Condensed Consolidated Balance Sheet
(In thousands)

	Mar. 27, 2004	Dec. 27, 2003
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,938	$1,623
Receivables	138,936	121,961
Inventories	162,142	148,426
Prepaid expenses and other	55,991	37,723
Income taxes refundable	12,428	18,283
Taxes receivable due from affiliates	12,236	12,236
Deferred income taxes	17,265	17,265

Total current assets	400,936	357,517

Property, plant and equipment, net	387,040	392,613
Other assets	20,209	20,735
Goodwill and other intangibles, net	2,314,854	2,320,558

Total assets	$3,123,039	$3,091,423

Liabilities, Class A callable puttable common stock and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued liabilities	$184,499	$189,719
Current portion of long-term debt	2,143	2,143

Total current liabilities	186,642	191,862

Long-term debt, less current portion	219,286	149,286
Long-term stock option liability	111,334	135,121
Other long-term obligations	18,353	18,207
Deferred income taxes	63,870	81,065

Total liabilities	599,485	575,541
Class A callable puttable common stock	1,997,011	1,903,314

Stockholders’ equity	526,543	612,568

Total liabilities, Class A callable puttable common stock, and stockholders’ equity	$3,123,039	$3,091,423

Conference Call

Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Friday, May 7, 2004, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.